Exhibit (a)(6)
FORMS OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF
TRANSMITTAL/WITHDRAWAL FORM
ACKNOWLEDGEMENT OF LETTER OF TRANSMITTAL
     Broadcom Corporation (“Broadcom”) has received your Letter of Transmittal dated ___, 2007, by which you elected to tender one or more Eligible Option(s) for amendment or replacement pursuant to the terms and conditions of the Offer to Amend or Replace Eligible Options dated March 21, 2007 (the “Offer”). Please review the attachment to verify the elections we have recorded for accuracy. You can view the attachment using Microsoft Access Snapshot Viewer. If you do not have the Viewer, below is the link to download it. http://www.microsoft.com/downloads/details.aspx?FamilyID=b73df33f-6d74-423d-8274-8b7e6313edfb&Di splayLang=en
     Should you change your mind, you may withdraw your tendered Eligible Option(s) by completing and signing a Withdrawal Form and sending it before 6:00 p.m., Pacific Time on April 20, 2007 to Broadcom at:
Broadcom Corporation
Attn: Shareholder Services
P.O. Box 57013
Irvine, California 92619-7013
Facsimile: (949) 926-8087
You may obtain a Withdrawal Form by contacting Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com. Only Withdrawal Forms that are complete, signed and actually received by the deadline will be accepted. If you have questions concerning the submission of your form, please direct them to (949) 926-6400 or tenderoffer@broadcom.com.
     Please note that Broadcom’s receipt of your Letter of Transmittal is not by itself an acceptance of your Eligible Option(s) for amendment or replacement. For purposes of the Offer, Broadcom will be deemed to have accepted all properly tendered and Eligible Options that have not been withdrawn as of the date when Broadcom provides the tendering optionees with notice of its acceptance of those options. Such notice may be made by email, press release or other method of communication. Broadcom’s formal acceptance is expected to take place on the next business day after the end of the offer period.
ACKNOWLEDGEMENT OF WITHDRAWAL FORM
     Broadcom Corporation (“Broadcom”) has received your Withdrawal Form dated ___, 2007, by which you have elected to withdraw one or more Eligible Options that you previously tendered for amendment or replacement pursuant to the Offer.
     You may re-submit any withdrawn Eligible Option for amendment or replacement pursuant to the Offer, provided you do so before the Expiration Date. If Broadcom extends the Offer beyond the Expiration Date, you may re-submit your withdrawn Eligible Option(s) at any time until the extended expiration of the Offer. You will not be deemed to have made a proper re-submission of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal following the procedures described in the instructions to the Letter of Transmittal. The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any Withdrawal Form you have submitted.
     The new Letter of Transmittal may be submitted to Broadcom at:
Broadcom Corporation
Attn: Shareholder Services
P.O. Box 57013
Irvine, California 92619-7013
Facsimile: (949) 926-8087
Such submission must be made before 6:00 p.m., Pacific Time, on April 20, 2007.